December 13, 2010
Medium-Term Notes, Series D
No. 2010-MTNDD0695
relating to Preliminary Pricing Supplement No. 2010-MTNDD0695 dated December 13, 2010 to Registration Statement Nos. 333-157386 and 333-157386-01
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Commodities
Jump Securities Based on the Performance of Silver due January 26, 2012
The Jump Securities offer the opportunity for investors to earn a return based on the performance of silver.  Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of 100% of the principal at maturity. Instead, at maturity, you will receive a positive return on the securities equal to 20% to 22%, which we refer to as the upside payment, if the commodity price on the valuation date is, at all, above the initial commodity price. If, on the other hand, the commodity price on the valuation date is at or below the initial commodity price, you will receive for each $1,000 stated principal amount of securities that you hold, a payment that is equal to or less than the stated principal amount of $1,000 by an amount that is proportionate to any percentage decrease from the initial commodity price. This amount may be significantly less than the stated principal amount of the securities and may be zero. The securities are a series of unsecured securities issued by Citigroup Funding Inc. Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.
SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the securities are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Underwriting fee and issue price” below)
Pricing date:	December , 2010 (expected to price on or about December 23, 2010)
Original issue date:	December , 2010 (three business days after the pricing date)
Maturity date:	January 26, 2012
Underlying commodity:	Silver
Payment at maturity:
If the final commodity price is greater than the initial commodity price,
$1,000 + upside payment
If the final commodity price is less than or equal to the initial commodity price,
$1,000 x commodity performance factor
This amount will be less than or equal to the stated principal amount of $1,000.

Upside payment:
$200 to $220 per security (20% to 22% of the stated principal amount), to be determined on the pricing date.  Accordingly, even if the final commodity price is significantly greater than the initial commodity price, your payment at maturity will not exceed $1,200 to $1,220 per security.

Commodity price:
On any relevant market business day, the afternoon fixing price per troy ounce of silver for delivery in London through a member of the London Bullion Market Association authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and displayed on the Bloomberg page “SLVRLN <INDEX>.”

Initial commodity price:	The commodity price on the pricing date.
Final commodity price:	The commodity price on the valuation date.
Valuation date:	January 23, 2012, subject to postponement for non-relevant market business days and certain market disruption events.
Commodity performance factor:	final commodity price / initial commodity price
CUSIP:	1730T0LK3
ISIN:	US1730T0LK33
Listing:	The securities will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary.
Underwriting fee and issue price:	Price to Public(1)	Underwriting Fee(1)(2)	Proceeds to Issuer
Per Security	$1,000.00	$20.00	$980.00
Total	$	$	$
(1) The actual price to public and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $992.50 per security. Please see “Syndicate Information” on page 6 for further details.
(2) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed concession of $20.00 for each security they sell. See “Fees and selling concessions” on page 6. The concession may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by an investor. See “Syndicate Information” on page 6. For additional information, see “Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.
You should read this document together with the preliminary pricing supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Preliminary Pricing Supplement filed on December 13, 2010:
http://sec.gov/Archives/edgar/data/831001/000095010310003709/dp20350_424b2-mtndd0695a.htm
Prospectus Supplement filed on February 18, 2009:
http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm
Prospectus filed on February 18, 2009:
http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the preliminary pricing supplement, prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the preliminary pricing supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Jump Securities Based on the Performance of Silver due January 26, 2012

Investment Overview
The Jump Securities
The Jump Securities Based on the Performance of Silver due January 26, 2012 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying commodity that provides a fixed positive return if the underlying commodity appreciates in value at all

▪	To gain exposure to the performance of the underlying commodity, subject to the upside payment, and provide diversification of underlying asset class exposure

▪
To enhance returns and outperform the underlying commodity in scenarios in which the final commodity price increases from the initial commodity price by no more than 20% to 22% (to be determined on the pricing date); however, the commodity price has been very volatile since 2005 and has experienced losses or increases of more than 20% to 22% more frequently than increases of less than 20% to 22% over any 13-month period

The securities are exposed on a 1:1 basis to the negative performance of silver.

Maturity:	13 months
Upside payment:	$200 to $220 (20% to 22% of the stated principal amount), to be determined on the pricing date
Principal protection:	None

Underlying Commodity Overview

The price of silver to which the return on the securities is linked is the afternoon fixing price per troy ounce of silver for delivery in London through a member of the London Bullion Market Association authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and displayed on the Bloomberg page “SLVRLN <INDEX>.”

Information as of market close on December 13, 2010:

Bloomberg Ticker Symbol:	SLVRLN
Current Commodity Price:	2,933.00¢
52 Weeks Ago (on 12/14/2009):	1,719.00¢
52 Week High (on 12/7/2010):	3,050.00¢
52 Week Low (on 2/8/2010):	1,514.00¢

Underlying Commodity Historical Performance – Daily Commodity Prices January 3, 2005 to December 13, 2010

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Key Investment Rationale

Investors will receive a positive return on the securities if the commodity price on the valuation date is above the initial commodity price.

Payment Scenario 1
The final commodity price is greater than the initial commodity price.  In this scenario, each security redeems for $1,200 to $1,220 per security (120% to 122% of the stated principal amount), as determined on the pricing date.  Accordingly, even if the final commodity price is significantly greater than the initial commodity price, your payment at maturity will not exceed $1,200 to $1,220 per security, and your return may be less than if you invested in the underlying commodity directly.

Payment Scenario 2
The final commodity price is less than or equal to the initial commodity price.  In this scenario, each security redeems for less than the stated principal amount of $1,000 by an amount proportionate to the decrease in the commodity price from the initial commodity price.  There is no minimum payment at maturity.

Summary of Selected Key Risks (see page 9)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	Appreciation potential is fixed and limited.

▪	Silver prices are volatile and are affected by numerous factors.

▪
The return on the securities (the effective yield to maturity) may be less than the amount that would be paid on a conventional fixed-rate debt security of ours (guaranteed by Citigroup Inc.) of comparable maturity.

▪
The securities are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	The market price of the securities will be influenced by many unpredictable factors.

▪	Investing in the securities is not equivalent to investing directly in silver or in futures contracts or forward contracts on silver.

▪	Investments linked to commodities are subject to sharp fluctuations in commodity prices.

▪	The securities will not be regulated by the Commodity Futures Trading Commission.

▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the value of the securities.

▪	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the securities.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities.

▪	There are risks relating to trading of commodities on the London Bullion Market Association.

▪	The U.S. federal income tax consequences of an investment in the securities are unclear.

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Fact Sheet

The securities offered are senior unsecured obligations of Citigroup Funding, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, if the final commodity price is greater than the initial commodity price an investor will receive for each $1,000 stated principal amount of securities that the investor holds, the $1,000 stated principal amount and a fixed return equal to the upside payment.  However, if the final commodity price is less than or equal to the initial commodity price, the payment at maturity will be less than the stated principal amount of $1,000 by an amount that is proportionate to the percentage decrease of the final commodity price from the initial commodity price.  The securities are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Senior Notes program.  Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
December , 2010 (expected to price on or about December 23, 2010).	December , 2010 (three business days after the pricing date)	January 26, 2012
Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the securities are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Underlying commodity:	Silver
Aggregate principal amount:	$
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Payment at maturity:
If the final commodity price is greater than the initial commodity price,
$1,000 + the upside payment
If the final commodity price is less than or equal to the initial commodity price,
$1,000 x commodity performance factor
This amount will be less than or equal to the stated principal amount of $1,000.

Upside payment:
$200 to $220 per security (20% to 22% of the stated principal amount) to be determined on the pricing date.  Accordingly, even if the final commodity price is significantly greater than the initial commodity price, your payment at maturity will not exceed $1,200 to $1,220 per security.

Commodity price:
On any relevant market business day, the afternoon fixing price per troy ounce of silver for delivery in London through a member of the London Bullion Market Association authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and displayed on the Bloomberg page “SLVRLN <INDEX>.”

Initial commodity price:	The commodity price on the pricing date.
Final commodity price:	The commodity price on the valuation date.
Valuation date:	January 23, 2012, subject to postponement for non-relevant market business days and certain market disruption events.
Commodity performance factor:	(final commodity price / initial commodity price)
Risk factors:	Please see “Risk Factors” beginning on page 9.
Clearing and settlement:	DTC

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General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	1730T0LK3
ISIN:	US1730T0LK33
Tax considerations:
Prospective investors should note that the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Each holder, by purchasing a security, agrees to treat it as a prepaid forward contract for U.S. federal income tax purposes.  There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “Description of Securities—Certain United States Federal Tax Considerations” in the accompanying preliminary pricing supplement, the following U.S. federal income tax consequences should result under current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year.

Under current law, Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or retirement of their securities.  Special rules apply to Non-U.S. Holders who are present in the United States for 183 days or more in a taxable year or whose gain on their securities is effectively connected with the conduct of a U.S. trade or business.

In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the securities should read the discussion under “Description of Securities—Certain United States Federal Tax Considerations” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the securities by taking positions in futures contracts on the underlying commodity or positions in any other available instruments, such as options and/or swaps related to the underlying commodity, that we may wish to use in connection with such hedging. Such purchase activity could increase the commodity price, and, accordingly, potentially increase the initial commodity price, and, therefore, increase the price at which the underlying commodity must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the securities.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA and IRA considerations:	Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and

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Jump Securities Based on the Performance of Silver due January 26, 2012

retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the securities as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the securities or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the securities or (B) its acquisition and holding of the securities is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the accompanying preliminary pricing supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the securities, will receive an underwriting fee of $20.00 from Citigroup Funding for each security sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $20.00 for each security they sell.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors” below and “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding.  Accordingly, the offering of the securities will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the securities, either directly or indirectly. See “Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

Syndicate Information

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per security may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of Securities for Any Single Investor	Price to Public per Security	Underwriting Fee per Security	Selling Concession per Security
< $1,000,000	$1,000.00	$20.00	$20.00
≥ $1,000,000 and < $3,000,000	$996.25	$16.25	$16.25
≥ $3,000,000 and < $5,000,000	$994.38	$14.38	$14.38
≥ $5,000,000	$992.50	$12.50	$12.50

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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How the Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical upside payment:	$210 (21% of the stated principal amount)
Minimum payment at maturity:	None
Principal protection:	None

Jump Securities Payoff Diagram

How it works

▪
Where the final commodity price is greater than the initial commodity price, the payment at maturity on the securities reflected in the graph above is greater than the $1,000 stated principal amount per security, but in all cases is equal to and will not exceed the $1,000 stated principal amount plus the hypothetical upside payment of $210 per security.  In the payoff diagram above, an investor will receive $1,210 per security, the stated principal amount plus the hypothetical upside payment, at any final commodity price greater than the initial commodity price.

▪
Where the final commodity price is less than or equal to the initial commodity price, the payment at maturity will be less than the stated principal amount of $1,000 by an amount that is proportionate to the percentage decrease from the initial commodity price. For example, if the commodity price has decreased by 25%, the payment at maturity will be $750 per security (75% of the stated principal amount).  There is no minimum payment at maturity on the securities.

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Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of securities that they hold an amount in cash based on the commodity price on the valuation date, determined as follows:

If the final commodity price is greater than the initial commodity price:

$1,000    +    Upside Payment

The upside payment will be $200 to $220 per security, to be determined on the pricing date.

If the final commodity price is less than or equal to the initial commodity price:

$1,000    ×   Commodity Performance Factor

Principal		Commodity Performance Factor

$1,000	×	final commodity price
initial commodity price

Because the commodity performance factor will be less than or equal to 1.0, this payment will be less than or equal to $1,000.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-6 of the accompanying preliminary pricing supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not pay interest or guarantee return of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  If the final commodity price is less than the initial commodity price, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decrease in the commodity price. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.  See “How the Jump Securities Work” on page 7 above.

▪
The appreciation potential of the securities is fixed and limited.  Where the final commodity price is greater than the initial commodity price, the appreciation potential of the securities is limited to the fixed upside payment of $200 to $220 per security (20% to 22% of the stated principal amount), even if the final commodity price is significantly greater than the initial commodity price.  The commodity price has been very volatile since 2005 and has experienced losses or increases of more than 20% to 22% more frequently than increases of less than 20% to 22% over any 13-month period.  The actual upside payment will be determined on the pricing date.  See “How the Jump Securities Work” on page 7 above.

▪
Silver prices are volatile and may be affected by numerous factors. Silver prices can fluctuate widely and may be affected by numerous factors.  These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Mexico and Peru.  The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals.  In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities.  From time to time, above-ground inventories of silver may also influence the market.  The major end-uses for silver include industrial applications, photography, jewelry and silverware.

The price of silver may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. From January 3, 2005 to December 13, 2010, the commodity price has been as low as 639.00¢ and as high as 3,050.00¢. The volatility of the price of silver may result in you receiving at maturity an amount less than the stated principal amount of your investment in the security.  See “Historical Information” on page 12.

▪
Potential for a lower comparable yield. The securities do not pay any periodic interest. As a result, if the final commodity price does not increase from the initial commodity price, the effective yield on the securities will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

▪
The securities are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the securities, to pay all amounts due on the securities at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness.  The securities are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. Any actual or anticipated decline in Citigroup Inc.’s credit ratings or actual or anticipated increase in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the securities.

▪
The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the securities in the secondary market, including: the price and volatility of the underlying commodity and futures contracts on the underlying commodity, trends of supply and demand for the underlying commodity, geopolitical conditions and economic, financial, political and regulatory or judicial events, interest and yield rates in the market, time remaining to maturity and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. In

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addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. As a result, the market value of the securities will vary and may be less than the original issue price at any time prior to maturity and sale of the securities prior to maturity may result in a loss.

▪
Investing in the securities is not equivalent to investing in the underlying commodity. Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. By purchasing the securities, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity.

▪
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the securities, linked to the prices of commodities, are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts. These factors may affect the commodity price and the value of the securities in varying and potentially inconsistent ways. As a result of these or other factors, the commodity price may be, and has recently been, highly volatile.  See “Historical Information” on page 12.

▪
The securities will not be regulated by the Commodity Futures Trading Commission (the “CFTC”).  The securities will not be regulated by the CFTC.  You will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the value of the securities.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  These circumstances could adversely affect the commodity price and, therefore, the value of the securities.

▪
The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the securities, as well as the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Citigroup Global Markets may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

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The calculation agent, which is an affiliate of ours, will make determinations with respect to the securities.  Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial commodity price, the final commodity price and the commodity performance factor and will calculate the amount of cash, if any, you receive at maturity. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of the final commodity price in the event of a market disruption event, may affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities. Citigroup Global Markets and other affiliates of ours will carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying commodity), including trading in futures contracts on the

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underlying commodity as well as in other instruments, such as options and/or swaps related to the underlying commodity. Our affiliates also trade in the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price and, as a result, could increase the price at which the underlying commodity must close on the valuation date before you receive a payment at maturity that exceeds the issue price of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the commodity price on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

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There are risks relating to trading of commodities on the London Bullion Market Association.  Silver is traded on the London Bullion Market Association, which we refer to as the LBMA.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of silver may be adversely affected.  The LBMA is a principals’ market that operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a day or over a period of days.

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The U.S. federal income tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  As described above under “Tax considerations,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of the accompanying preliminary pricing supplement entitled “Description of Securities—Certain United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Historical Information
The following table sets forth the published high and low commodity prices, as well as the end-of-quarter commodity prices, for each quarter in the period from January 3, 2005 through December 13, 2010.  The commodity price on December 13, 2010 was 2,933.00¢.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  You should not take historical commodity prices as an indication of future performance, and no assurance can be given as to the commodity price on the valuation date.

Silver (in U.S. cents per troy ounce)	High	Low	Period End
2005
First Quarter	757.00¢	639.00¢	718.75¢
Second Quarter	753.00	685.00	710.00
Third Quarter	753.00	674.00	753.00
Fourth Quarter	922.50	734.50	883.00
2006
First Quarter	1,175.50	883.00	1,175.50
Second Quarter	1,494.00	972.00	1,070.00
Third Quarter	1,315.00	1,052.00	1,155.00
Fourth Quarter	1,405.00	1,082.50	1,290.00
2007
First Quarter	1,458.00	1,221.00	1,335.00
Second Quarter	1,409.00	1,226.00	1,254.00
Third Quarter	1,365.00	1,167.00	1,365.00
Fourth Quarter	1,582.00	1,321.00	1,476.00
2008
First Quarter	2,092.00	1,493.00	1,799.00
Second Quarter	1,856.00	1,619.00	1,765.00
Third Quarter	1,930.00	1,066.00	1,296.00
Fourth Quarter	1,228.00	888.00	1,079.00
2009
First Quarter	1,439.00	1,051.00	1,311.00
Second Quarter	1,597.00	1,198.00	1,394.00
Third Quarter	1,738.00	1,247.00	1,645.00
Fourth Quarter	1,918.00	1,621.00	1,699.00
2010
First Quarter	1,884.00	1,514.00	1,750.00
Second Quarter	1,964.00	1,736.00	1,874.00
Third Quarter	2,207.00	1,755.00	2,207.00
Fourth Quarter (through December 13, 2010)	3,050.00	2,195.00	2,933.00

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